KIDEO PRODUCTIONS, INC.
                   Statement of Computation of Loss Per Share
                                  Exhibit 11.1
                    (In thousands, except per share amounts)


For the three months ended October 31, 1996:

  Net Loss                                                           $ (1,013.3)

  Weighted average shares outstanding during the period                   2,939
                                                                     ----------
  Net loss per share (($1013.3)/2,939) ............................  $    (0.34)
                                                                     ==========


For the three months ended October 31, 1995:

  Net Loss                                                           $     (478)
  Pro forma Adjustments:
    Reduce net loss for interest on debt assumed
     to be converted                                                         25
    Increase net loss for the effects of certain
     officer contracts, if such contracts were in
     effect as of the beginning of the period.                              (64)
                                                                     ----------
  Pro forma net loss ..............................................  $     (517)
                                                                     ==========

  Shares oustanding at the beginning of the period                          617
  Shares issued during the period at less than the
   IPO price, assumed outstanding for the entire period                      93
  $1 million Convertible Debentures, assumed converted,
   as of the beginning of the period                                        280
  Shares assumed issued from conversion of Preferred Stock                  280
  Shares assumed issued from exercise of warrants, net of
   treasury stock assumed acquired from the proceeds                         32

  Pro forma shares outstanding, all as of the beginning              ----------
   of the period presented ........................................       1,302
                                                                     ==========

                                                                     ----------
  Pro forma net loss per share (($517)/1,302) .....................  $    (0.40)
                                                                     ==========